                                  PURCHASE AGREEMENT


     The Galaxy Fund, a Massachusetts business trust (the "Trust"), and First Data Distributors, Inc., a Massachusetts corporation ("FD Distributors"), hereby agree with each other as follows:

          1. The Trust hereby offers FD Distributors and FD Distributors hereby purchases (i) ten (10) Class BB shares, each such share representing an interest in the Trust's Prime Reserves, (ii) ten (10) Class CC shares, each such share representing an interest in the Trust's Government Reserves, and (iii) ten
(10) Class DD shares, each such share representing an interest in the Trust's Tax-Exempt Reserves, at a purchase price of $1.00 per share, aggregating to thirty (30) shares of beneficial interest in the Trust (such shares of beneficial interest in the Trust being hereinafter collectively known as "Shares"). FD Distributors hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from FD Distributors of funds in the amount of $30 in full payment for the Shares.

          2. FD Distributors represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 18th day of September, 1998.

                              THE GALAXY FUND


                              By:  /s/ William Greilich
                                 -----------------------------
                                    William Greilich
                                    Vice President


                              FIRST DATA DISTRIBUTORS, INC.


                              By:  /s/ Scott M. Hacker
                                 -----------------------------
                                 Vice President & Treasurer